SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2005

Boston Communications Group, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-28432	04-3026859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Middlesex Turnpike Bedford, MA	01730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 904-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 28, 2005, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Boston Communications Group Inc. (the “Company”), approved several matters related to compensation of non-employee directors and executive officers.

Director Compensation and Equity Grants

Pursuant to the determination of the Compensation Committee and effective beginning April 1, 2005, each non-employee director will receive (i) a quarterly retainer of $5,000, (ii) a fee of $1,000 for each Board meeting that the non-employee director attends and (iii) reimbursement for all expenses incurred in attending Board and committee meetings. In addition, directors who serve on the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee will receive a fee of $500 for each such committee meeting attended. The Chairperson of the Audit Committee will receive a quarterly retainer of $1,750, the Chairperson of the Compensation Committee will receive a quarterly retainer of $750 and the Chairperson of Nominating and Corporate Governance Committee will receive a quarterly retainer of $500. In addition, the Lead Director will receive $500 per meeting.

In addition to the foregoing cash compensation, each non-employee director will receive, upon initial election to the Board of Directors, (i) an option for the purchase of 11,250 of the Company’s common stock at an exercise price equal to the fair market value on the date of grant and (ii) a grant of 1,563 shares of the Company’s restricted common stock at no cost to the non-employee director. Each of these grants vest in three, equal annual installments commencing on the first anniversary of the day of grant. In addition, each non-employee director will receive (i) a quarterly grant of 417 shares of the Company’s restricted common stock at no cost to the non-employee director and (ii) a fully vested option for the purchase of 3,000 shares of the Company’s common stock at an exercise price equal to the fair market value on the date of grant. The quarterly restricted stock grants vest in three, equal annual installments commencing on the first anniversary of the date of grant.

Executive Compensation Arrangements

The Company’s 2005 executive bonus plan provides for different target bonus amounts for each of the Company’s executive officers, using a percentage of base pay derived from third-party compensation survey data for comparable companies and executive positions.

The total bonus is comprised of three major components:

- Executive’s personal qualitative performance appraisal	20% of target
- Company’s quantitative financial performance	40% of target
- Executive’s achievement of strategic goals	40% of target

•	The qualitative personal performance appraisal is paid annually based upon the executive officer’s accomplishment of qualitative goals that are established by the executive officer’s manager.

•	The plan provides for a graduated scale of payment for the 40% of target that is based on quantitative performance, so that an executive officer may earn no quantitative bonus, a fraction of his or her target, or up to 200% of the quantitative part of the target, depending upon the financial performance of the Company. Quantitative financial performance bonuses are based upon a combination of earnings and revenue achievement against targets for the Company as a whole. Results are generally weighted more heavily on earnings than revenue.

•	For the achievement of strategic goals component of the bonus, the potential amount to be earned is entirely funded by the financial performance of the business, as described in the preceding paragraph. The amount earned by the executive officer is based upon the executive officer’s performance against strategic goals that are approved by the Compensation Committee.

For the first three fiscal quarters of 2005, the plan will be administered by the Company, and the applicable bonus payable for the quantitative financial performance with respect to each of these quarter’s results will be paid following the completion of the quarter. The applicable bonus payable with respect to the fourth quarter and year end quantitative financial performance as well as the executive’s personal qualitative performance appraisal achievement of strategic goals will be approved by the Compensation Committee and paid following the end of the Company’s fiscal year.

The salaries of our named executive officers are effective as of January 1, 2005.

Name of Executive Officer	2005 Base Salary	2005 Bonus Target as Percent of Salary
Paul Tobin	$216,000	50%
E. Y. Snowden	$366,000	70%
Karen A. Walker	$229,600	45%
William Wessman	$229,000	45%
Fritz von Mering	$198,400	45%

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 4, 2005	BOSTON COMMUNICATIONS GROUP, INC.

	By:	/s/ Karen A. Walker
Karen A. Walker
Chief Financial Officer